UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
     Date of report (Date of earliest event reported): December 7, 2005
Champion Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Michigan

(State or Other Jurisdiction of Incorporation)

1-9751	38-2743168

(Commission File Number)	(IRS Employer Identification No.)

2701 Cambridge Court, Suite 300, Auburn Hills, Michigan	48326

(Address of Principal Executive Offices)	(Zip Code)
(248) 340-9090
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
(a) On December 7, 2005, the Compensation and Human Resources Committee (the “Committee”) and the Board of Directors of Champion Enterprises, Inc. (the “Company”) approved the following base salaries to be paid for 2006, effective January 1, 2006, to the individuals who have been included as the “named executive officers” in the Company’s proxy statement for the 2005 annual meeting of shareholders:

Name	Title	2006 Salary
William C. Griffiths	President and Chief Executive	$675,000
	Officer

Phyllis A. Knight	Executive Vice President and Chief	$364,000
	Financial Officer

John J. Collins	Senior Vice President, General	$312,000
	Counsel and Secretary

Bobby J. Williams	President, Champion Homes	$273,000

Richard P. Hevelhorst	Vice President and Controller	$203,000
(b) On December 7, 2005, the Committee and the Board also approved the 2006 annual cash incentive program for executive officers and other corporate office employees of the Company, effective January 1, 2006, under the Company’s 2005 Equity Compensation and Incentive Plan (the “2005 Incentive Plan”). The 2005 Incentive Plan was approved by the shareholders of the Company at the May 2005 Annual Meeting of Shareholders. Under this program, each executive officer is assigned a target bonus amount that is a certain percentage of his or her annual base salary ranging from 50% up to 100% for the President of the Company. The tentative bonus payable will be a percentage of the executive officer’s target bonus amount based upon the extent to which the 2006 cash earnings of the Company exceed 2005 cash earnings. In no event, however, may the bonus actually paid exceed 200% of the employee’s target bonus amount.
(c) On December 7, 2005, the Committee and the Board also approved 2006 compensation for Directors of the Company, effective January 1, 2006, as set forth below. Director compensation for 2006 will be the same as Director compensation for 2005 except that (i) the per meeting fee for Director participation in Committee meetings has been replaced by separate annual retainers for service on each Committee, and (ii) the value (based on fair market value on the Annual Meeting Date) of the annual restricted stock grants to Directors has been capped at $120,000 and the value of the annual restricted stock grants to the Board Chairman and Committee Chairs has been capped at $18,000.

General:	A Director who is also an employee of the Company receives no compensation for serving as a Director other than compensation for services as an employee. Directors are reimbursed for expenses to attend Board and Committee meetings. Non-employee Director compensation consists of a cash component and a stock component.

Cash Component	The cash component of non-employee Director compensation consists of an annual cash retainer of $30,000 (plus an additional $4,500 for Committee Chairpersons or $60,000 for the Non-employee Chairman of the Board), which is paid quarterly in arrears until the next Annual Meeting of Shareholders. Directors also receive $1,500 for each Board meeting attended in person and $750 for each meeting attended by telephone. In addition, Directors who serve on the Audit and Financial Services Committee receive an annual cash retainer of $15,000 and Directors who serve on the Compensation and Human Resources Committee or the Nominating and Corporate Governance Committee receive an annual cash retainer of $9,000, which is paid quarterly in arrears until the next Annual Meeting of Shareholders. A Director appointed to fill a vacancy on the Board prior to an Annual Meeting receives a prorated cash retainer for the interim term.

Stock Component:	The stock component of non-employee Director compensation is provided pursuant to the Company’s 2005 Incentive Plan. Currently, the stock component consists of a restricted stock award for 7,000 shares of Champion’s Common Stock (subject to a maximum value of $120,000) plus an additional 1,050 shares for Committee Chairpersons (subject to a maximum value of $18,000) or 1,000 shares for the Non-employee Chairman of the Board (subject to a maximum value of $18,000) upon election or reelection at an Annual Meeting. A Director appointed to fill a vacancy on the Board or who becomes a Committee Chairperson prior to an Annual Meeting receives a prorated restricted stock award for such interim term. Restrictions on the restricted stock award lapse based on the Director’s length of service with the Company following the award, as follows: 0% for less than six months; 50% for more than six months but less than one year; and 100% for one year. Subject to the restrictions, a Director may elect to defer receipt of a restricted stock award until retirement, death or other termination of service from the Board.

Stock Ownership Requirement:	Non-employee Directors are expected to own a minimum of 10,000 shares of Company Common Stock by the later of the end of 2005 or three years after joining the Board.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPION ENTERPRISES, INC.
	By:	/s/ John J. Collins, Jr.
John J. Collins, Jr., Senior Vice President,
Date: December 12, 2005		General Counsel and Secretary